Exhibit 99.1

E A R N I N G S R E L E A S E

Press Contacts:     Gary R. Shook, President & CEO            540-687-4801 or
pres@middleburgbank.com

Raj Mehra, EVP & CFO                540-687-4816 or
cfo@middleburgbank.com

Jeffrey H. Culver, EVP & COO            703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2015 RESULTS

MIDDLEBURG, VA. – January 28, 2016 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $781,000, or $0.11 per diluted share, for the quarter ended December 31, 2015 and $7.83 million, or $1.09 per diluted share, for the full year 2015.

The net income in the fourth quarter was impacted by the previously announced impairment charge of $3.0 million recognized during the quarter. The impairment related to a loan participation totaling $4.0 million secured by receivables and inventory. Excluding this charge for the quarter, there would have been no provision for loan losses, and salary and employee benefits expense and tax expense would have been $4.27 million and $769,000, respectively, resulting in net income of $2.22 million or $0.31 per diluted share. Excluding this charge for the full year 2015, there would have been a recovery of provision for loan losses of $407,000, and salary and employee benefits expense and tax expense would have been $18.93 million and $3.28 million, respectively, resulting in net income of $9.27 million or $1.29 per diluted share for the full year 2015. This would have resulted in an annualized return on average assets ("ROA") of 0.69% and annualized return on average equity ("ROE") of 6.98% for the quarter. For the full year 2015, ROA would have been 0.74% and ROE of 7.40%. These effects on net income and related ROA and ROE ratios are non-GAAP measures of profitability.

Gary R. Shook, President and CEO commented:  "We were pleased with the positive momentum in our overall performance metrics for 2015.  Robust loan and deposit growth and a strong loan pipeline combined with good expense control have built the foundation for improvements in 2016.  While we were disappointed with the $3.0 million impairment charge on a loan participation, we were gratified that the net income for the full year 2015 increased compared to the previous year.    Furthermore, the performance in 2015 benefited from record net income of nearly $1.0 million from our wealth management subsidiary, Middleburg Investment Group.

As we turn our attention to 2016 we will continue our focus on improving net interest margin and maintaining the asset sensitivity of the balance sheet.  The balance sheet is positioned well for an increase in rates.

We have been pleased with the success of the stock repurchase program that was launched in the fourth quarter of 2015.  As of December 31, 2015,  the Company had repurchased 77,500 shares of common stock.  It is our strong belief that judicious open market purchases of stock coupled with a strong focus on dividends will further enhance shareholder value as does our commitment to delivering robust financial performance."

Fourth Quarter 2015 Highlights:

•
Net income was $781,000 or $0.11 per diluted share in the fourth quarter of 2015 compared to $1.63 million or $0.23 per diluted share for the same period in 2014. Net income for the full year 2015 increased to $7.83 million or $1.09 per diluted share compared to $7.58 million or $1.06 per diluted share for the full year 2014.

•
Net interest margin decreased to 3.17% in the fourth quarter of 2015, lower by 11 basis points ("bp") compared to the previous quarter and lower by 14 bp compared to the same period in 2014. Net interest margin for the full year 2015 was 3.27%.

•	Cost of funds was flat at 37 bp compared to the previous quarter and was 6 bp lower than the same period in 2014.

•	Total revenue increased to $12.06 million, higher by 0.42% compared to the previous quarter and an increase of 3.42% compared to the same period in 2014.

•
Net interest income decreased to $9.47 million, lower by 1.95% compared to the previous quarter and 1.67% higher than the same period in 2014. Net interest income was $38.07 million for the full year 2015, relatively unchanged compared to net interest income reported for the full year 2014.

•	Non-interest income increased by 10.15% compared to the previous quarter and was higher by10.34% compared to the same period in 2014.

•
Non-interest expense decreased to $8.37 million, lower by 9.70% compared to the previous quarter and lower by 11.13% compared to the same period in 2014. Non-interest expense for the full year 2015 fell by 13.28% compared to the full year 2014.

•
The efficiency ratio improved to 67.21%, compared to 73.30% for the previous quarter and 77.53% for the same period in 2014. The efficiency ratio for the full year 2015 was 70.86% compared to 75.10% for the full year 2014.

•	Total assets increased to $1.29 billion, higher by 5.89% since December 31, 2014.

•	Total deposits were $1.04 billion, an increase of 5.23% since December 31, 2014.

•	Loans held-for-investment increased by 6.73% to $805.68 million on December 31, 2015 compared to $754.85 million on December 31, 2014.

•	The allowance for loan losses was 1.37% of total loans compared to 1.46% for the previous quarter and 1.56% at December 31, 2014.

•
Capital ratios continue to be strong: Total Risk-Based Capital Ratio of 17.52%, Tier 1 Risk-Based Capital Ratio of 16.27%, Common Equity Tier 1 Ratio of 15.61% and Tier 1 Leverage Ratio of 9.59% at December 31, 2015.

TOTAL REVENUE
Total revenue, computed as net interest income plus non-interest income, was $12.06 million for the fourth quarter of 2015, higher by 0.42% compared to the previous quarter and an increase of 3.42% compared to the same period in 2014. Total revenue for the full year 2015 was $48.46 million while revenue for all of 2014 was $52.87 million. Total revenue for 2014 included revenue contributions from Southern Trust Mortgage. The Company sold its 62.3% ownership interest in Southern Trust Mortgage in May of 2014.

Net Interest Income
The Company recorded net interest income of $9.47 million for the fourth quarter of 2015, a decrease of 1.95% compared to the previous quarter and higher by 1.67% compared to the same period in 2014. The net interest margin in the fourth quarter of 2015 was 3.17%, lower by 11 bp compared to the previous quarter and 14 bp lower than the same period in 2014.

The following factors contributed to the changes in net interest margin during the fourth quarter of 2015, compared to the previous quarter:

•	Yields on earning assets decreased by 11 bp compared to the previous quarter, primarily due to a 19 bp decrease in yields on loans.

•	Yields on investment securities decreased by 3 bp compared to the previous quarter as a result of lower yields on securities added to the investment portfolio.

•
Yields on loans decreased by 19 bp compared to the previous quarter as a result of payoff activity, lower yields on loans added to the balance sheet and reversal of accrued interest. The accrued interest that was reversed represented 9 bp of loan yield.

•	Cost of funds was 37 bp, unchanged compared to the previous quarter.

The following table analyzes changes in net interest income comparing the fourth quarter of 2015 to the previous quarter and to the quarter ended December 31, 2014.

	Quarters Ended (Annualized)
(Dollars in thousands)	December 31, 2015 vs. September 30, 2015 Increase (Decrease) Due to Changes in:			December 31, 2015 vs. December 31, 2014 Increase (Decrease) Due to Changes in:
	Volume	Rate	Total	Volume	Rate	Total
Earning Assets:
Securities:
Taxable	$281	$(75)	$206	$970	$97	$1,067
Tax-exempt	33	3	36	(126)	(65)	(191)
Loans:
Taxable	630	(1,554)	(924)	3,912	(4,634)	(722)
Tax-exempt	—	—	—	—	—	—
Interest on deposits with other banks and federal funds sold	(50)	46	(4)	(58)	(5)	(63)
Total earning assets	$894	$(1,580)	$(686)	$4,698	$(4,607)	$91
Interest-Bearing Liabilities:
Checking	$4	$—	$4	$26	$30	$56
Regular savings	11	1	12	23	—	23
Money market savings	26	6	32	15	9	24
Time deposits:
$100,000 and over	(45)	37	(8)	139	(36)	103
Under $100,000	(15)	(5)	(20)	(247)	(162)	(409)
Total interest-bearing deposits	$(19)	$39	$20	$(44)	$(159)	$(203)
Securities sold under agreements to repurchase	—	(4)	(4)	(60)	(250)	(310)
FHLB borrowings and other debt	(16)	48	32	119	(67)	52
Total interest-bearing liabilities	$(35)	$83	$48	$15	$(476)	$(461)
Change in net interest income	$929	$(1,663)	$(734)	$4,683	$(4,131)	$552

Comparing the fourth quarter of 2015 to the previous quarter, the table shows the increase in interest income for investments was largely driven by growth in the securities portfolio. We continue to add securities that are less sensitive to prepayments while retaining a balance between fixed and floating rate investments. The decrease in interest income from loans was mostly due to rate as the strong growth in loan balances was offset by lower loan rates. The changes in interest income in the fourth quarter of 2015 compared to the same quarter in 2014 reflected similar factors, namely increased interest income from investments driven by higher securities balances and lower interest income from loans stemming from lower loan rates that more than offset growth in loan balances. Competition for good credits continues to pressure loan rates.

Non-Interest Income
Non-interest income increased by 10.15% compared to the previous quarter and increased by 10.34% compared to the quarter ended December 31, 2014.

•
Total revenue generated by our wealth management group, Middleburg Investment Group ("MIG") was $1.16 million for the quarter ended December 31, 2015, relatively unchanged compared to the previous quarter and higher by 1.58% compared to the same quarter in 2014. Fee income is based primarily upon the market value of assets under administration which were $1.93 billion at December 31, 2015 and $1.87 billion at December 31, 2014.

•
Other operating income was $527,000 for the quarter ended December 31, 2015, an increase of 98.12% compared to the previous quarter and higher by 102.69% compared to the quarter ended December 31, 2014. Most of the increase in other operating income during the periods was due to prepayment penalties from certain government guaranteed securities.

NON-INTEREST EXPENSE
Non-interest expense decreased by 9.70% compared to the previous quarter and by 11.13% compared to the the same period in 2014. Principal categories of non-interest expense that changed were the following:

•
Salaries and employee benefit expenses decreased by 21.99% when compared to the previous quarter and decreased by 26.55% when compared to the same period in 2014. The decline in salary and benefit expenses was due to lower incentive accruals as we aligned compensation to the achievement of income and growth targets and exercised strong expense control throughout 2015.

•
Costs related to other real estate owned (OREO) decreased when compared to the prior quarter and also when compared to the same period in 2014. In the previous quarter, we recorded a valuation adjustment of $157,500 for one property resulting from an updated appraisal. Additional reasons for the improvement in OREO expense include an overall decline in maintenance costs for the properties.

•
Computer expense increased to $801,000 for the current quarter compared to $524,000 and $485,000 for the quarters ended September 30, 2015 and December 31, 2014, respectively. The increase in computer operations expense was primarily related to costs associated with conversion to a new on-line banking platform in the fourth quarter of 2015.

ASSET QUALITY
Total nonperforming assets increased in 2015 primarily due to the restructuring of two loans that are part of a single relationship totaling $9.93 million. The loans were restructured in the second quarter of 2015 and one of them was downgraded that quarter, which resulted in an increase in accruing Troubled Debt Restructurings ("TDR's"). Accruing TDR's rose to $12.06 million at December 31, 2015 compared to $4.30 million at December 31, 2014. While this loan was restructured and downgraded in 2015, the Company had properly classified the loan as impaired at December 31, 2014, and as a result no additional reserves were recorded in 2015 for this loan. This resulted in total nonperforming assets increasing to $25.51 million at December 31, 2015 compared to $19.45 million at December 31, 2014.

•	Total past due loans declined by 31.33% to $3.33 million as of December 31, 2015 from $4.85 million as of December 31, 2014.

•	Nonaccrual loans declined by 11.67% to $8.78 million as of December 31, 2015 from $9.94 million as of December 31, 2014.

•	Loans that were risk rated either as special mention, substandard, doubtful, or loss declined by 15.20% to $46.67 million as of December 31, 2015 from $55.03 million as of December 31, 2014.

•
OREO balances declined by 17.43% when compared to year end 2014. Changes in OREO include the sale of properties totaling $1.04 million, new foreclosures of $1.20 million and transfers of $855,000 to the Company's fixed assets to be used as part of the Bank's operations.

In an ongoing effort to improve the credit quality of the balance sheet, the Company also sold $1.02 million of nonperforming loans in the second quarter of 2015.

The Company reduced its allowance for loan and lease losses ("ALLL") to $11.05 million or 1.37% of total loans at December 31, 2015 compared to $11.79 million or 1.56% of total loans at December 31, 2014. The provision for loan losses increased to $2.7 million in the fourth quarter of 2015 compared to a recovery of provision of $432,000 in the previous quarter and a provision of $450,000 for the same period in 2014. The provision is based on the Company's methodology for determining the allowance for loan and lease losses.

CONSOLIDATED ASSETS
Total consolidated assets at December 31, 2015 were $1.29 billion, higher by 5.89% since December 31, 2014. Changes in major asset categories were as follows:

•	Cash balances and deposits with other banks decreased by $15.79 million compared to December 31, 2014.

•	The Company deployed some of its excess liquidity into growing its securities portfolio which increased by $29.02 million compared to December 31, 2014.

•
Loans held-for-investment grew to $805.68 million as of December 31, 2015 compared to $754.85 million on December 31, 2014, an increase of $50.84 million from December 31, 2014 and a growth rate of 6.73% for 2015.

•	Other assets increased $4.87 million compared to December 31, 2014, primarily due to a $3.0 million investment in low income housing tax credit funds.

CONSOLIDATED LIABILITIES
Total consolidated liabilities at December 31, 2015 were $1.17 billion, an increase of 6.40% compared to December 31, 2014. Deposit growth continues to be strong with total deposits increasing by $51.72 million from December 31, 2014 to $1.04 billion as of December 31, 2015. Federal Home Loan Bank ("FHLB") advances increased by $30.00 million from December 31, 2014 to $85.00 million at December 31, 2015. Most of the growth in FHLB advances occurred in the fourth quarter of 2015.

SHAREHOLDERS' EQUITY AND CAPITAL
Shareholders’ equity at December 31, 2015 was $123.55 million, compared to $122.03 million at December 31, 2014. Retained earnings at December 31, 2015 were $60.39 million compared to $55.85 million at December 31, 2014. On September 15, 2015, the Company's Board of Directors authorized the repurchase of up to $10 million of the Company’s common stock, or approximately

8% of the Company’s outstanding shares. The repurchase program was effective immediately and runs through December 31, 2017. This program replaces the previous repurchase program adopted in 1999, pursuant to which the Company had 24,084 shares remaining eligible for repurchase. As of December 31, 2015, the Company had repurchased 77,500 shares, totaling $1.42 million, for an average price of $18.37. The book value of the Company’s common stock at December 31, 2015 was $17.44 per share versus $17.11 per share at December 31, 2014.

The Company’s capital ratios remain well above regulatory minimum capital ratios as of December 31, 2015:

•	Tier 1 Leverage ratio was 9.59%, 5.59% over the regulatory minimum of 4.00% to be well capitalized.

•	Common Equity Tier 1 Ratio was 15.61%, 8.61% over the regulatory minimum of 7.00% to be well capitalized.

•	Tier 1 Risk-Based Capital Ratio was 16.27%, 7.77% over the regulatory minimum of 8.50% to be well capitalized.

•	Total Risk Based Capital Ratio was 17.52%, 7.02% over the regulatory minimum of 10.50% to be well capitalized .

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)
	December 31, 2015	September 30, 2015	December 31, 2014
ASSETS
Cash and due from banks	$5,489	$6,498	$7,396
Interest bearing deposits with other banks	33,739	33,281	47,626
Total cash and cash equivalents	39,228	39,779	55,022
Securities held to maturity, fair value of $4,163, $1,375 and $1,397, respectively	4,207	1,500	1,500
Securities available for sale, at fair value	374,571	372,779	348,263
Restricted securities, at cost	6,411	5,349	5,279
Loans, net of allowance for loan losses of $11,046, $11,400 and $11,786, respectively	794,635	769,467	743,060
Premises and equipment, net	19,531	19,787	18,104
Goodwill and identified intangibles, net	3,636	3,679	3,807
Other real estate owned, net of valuation allowance	3,345	3,871	4,051
Bank owned life insurance	23,273	23,107	22,617
Accrued interest receivable and other assets	26,026	21,972	21,154
TOTAL ASSETS	$1,294,863	$1,261,290	$1,222,857

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$235,897	$242,890	$216,912
Savings and interest bearing demand deposits	560,328	539,972	523,230
Time deposits	244,575	249,491	248,938
Total deposits	1,040,800	1,032,353	989,080
Securities sold under agreements to repurchase	26,869	24,468	38,551
Federal Home Loan Bank borrowings	85,000	60,000	55,000
Subordinated notes	5,155	5,155	5,155
Accrued interest payable and other liabilities	13,485	12,902	13,037
TOTAL LIABILITIES	1,171,309	1,134,878	1,100,823
Commitments and contingent liabilities
SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized, 7,085,217, 7,162,716 and 7,131,643, issued and outstanding, respectively)	17,330	17,522	17,494
Capital surplus	44,155	45,224	44,892
Retained earnings	60,392	60,542	55,854
Accumulated other comprehensive income	1,677	3,124	3,794
TOTAL SHAREHOLDERS' EQUITY	123,554	126,412	122,034
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,294,863	$1,261,290	$1,222,857

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except for per share data)
	(Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$7,995	$8,176	$32,479	$33,833
Interest and dividends on securities
Taxable	1,992	1,728	7,628	6,900
Tax-exempt	449	481	1,803	2,137
Dividends	69	64	265	293
Interest on deposits with other banks and federal funds sold	22	38	106	162
Total interest and dividend income	10,527	10,487	42,281	43,325
INTEREST EXPENSE
Interest on deposits	882	933	3,462	3,889
Interest on securities sold under agreements to repurchase	—	79	64	318
Interest on FHLB borrowings and other debt	174	160	681	1,036
Total interest expense	1,056	1,172	4,207	5,243
NET INTEREST INCOME	9,471	9,315	38,074	38,082
Provision for loan losses	2,700	450	2,293	1,960
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,771	8,865	35,781	36,122
NON-INTEREST INCOME
Service charges on deposit accounts	613	606	2,405	2,422
Trust services income	1,156	1,138	4,785	4,362
Gains (losses) on sales of loans held for sale	(4)	1	(1)	4,860
Gains on sales of securities available for sale, net	2	45	140	186
Commissions on investment sales	132	132	547	611
Bank owned life insurance	167	168	656	662
Gain on sale of majority interest in consolidated subsidiary	—	—	—	24
Other operating income	527	260	1,858	1,659
Total non-interest income	2,593	2,350	10,390	14,786
NON-INTEREST EXPENSE
Salaries and employee benefits	3,771	5,134	18,435	22,601
Occupancy and equipment	1,293	1,336	5,106	6,177
Advertising	(44)	(65)	288	365
Computer operations	801	485	2,337	1,893
Other real estate owned	(1)	110	284	256
Other taxes	231	212	915	849
Federal deposit insurance	203	212	786	899
Other operating expenses	2,120	1,999	7,475	8,041
Total non-interest expense	8,374	9,423	35,626	41,081
Income before income taxes	990	1,792	10,545	9,827
Income tax expense	209	162	2,715	2,341
NET INCOME	781	1,630	7,830	7,486
Net loss attributable to non-controlling interest	—	—	—	98
Net income attributable to Middleburg Financial Corporation	$781	$1,630	$7,830	$7,584
Earnings per share:
Basic	$0.11	$0.23	$1.10	$1.07
Diluted	$0.11	$0.23	$1.09	$1.06
Dividends per common share	$0.13	$0.10	$0.46	$0.34

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Quarterly Summary of Consolidated Statements of Income
(Unaudited, Dollars In thousands, except for per share data)
	For the Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$7,995	$8,227	$8,014	$8,243	$8,176
Interest and dividends on securities
Taxable	1,992	1,938	1,792	1,906	1,728
Tax-exempt	449	444	449	461	481
Dividends	69	71	66	59	64
Interest on deposits with other banks and federal funds sold	22	23	31	30	38
Total interest and dividend income	10,527	10,703	10,352	10,699	10,487
INTEREST EXPENSE
Interest on deposits	882	877	848	855	933
Interest on securities sold under agreements to repurchase	—	2	17	45	79
Interest on FHLB borrowings and other debt	174	165	174	168	160
Total interest expense	1,056	1,044	1,039	1,068	1,172
NET INTEREST INCOME	9,471	9,659	9,313	9,631	9,315
Provision for (recovery of) loan losses	2,700	(432)	(425)	450	450
NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	6,771	10,091	9,738	9,181	8,865
NON-INTEREST INCOME
Service charges on deposit accounts	613	622	612	558	606
Trust services income	1,156	1,168	1,243	1,218	1,138
Gains (losses) on sales of loans held for sale	(4)	—	3	—	1
Gains on sales of securities available for sale, net	2	—	37	101	45
Commissions on investment sales	132	132	154	129	132
Bank owned life insurance	167	166	163	160	168
Other operating income	527	266	223	842	260
Total non-interest income	2,593	2,354	2,435	3,008	2,350
NON-INTEREST EXPENSE
Salaries and employee benefits	3,771	4,834	4,982	4,848	5,134
Occupancy and equipment	1,293	1,248	1,226	1,339	1,336
Advertising	(44)	98	101	133	(65)
Computer operations	801	524	522	490	485
Other real estate owned	(1)	193	25	67	110
Other taxes	231	230	231	223	212
Federal deposit insurance	203	188	184	211	212
Other operating expenses	2,120	1,959	1,807	1,589	1,999
Total non-interest expense	8,374	9,274	9,078	8,900	9,423
Income before income taxes	990	3,171	3,095	3,289	1,792
Income tax expense	209	850	815	841	162
NET INCOME	$781	$2,321	$2,280	$2,448	$1,630
Earnings per share:
Basic	$0.11	$0.32	$0.32	$0.34	$0.23
Diluted	$0.11	$0.32	$0.32	$0.34	$0.23
Dividends per common share	$0.13	$0.13	$0.10	$0.10	$0.10

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Selected Financial Data by Quarter
(Unaudited, Dollars in thousands, except for per share data)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
BALANCE SHEET RATIOS
Loans to deposits	77.41%	75.64%	76.89%	74.60%	76.32%
Average interest-earning assets to average interest-bearing liabilities	136.05%	135.94%	135.72%	136.04%	133.54%
INCOME STATEMENT RATIOS
Return on average assets (ROA)	0.24%	0.73%	0.73%	0.80%	0.53%
Return on average equity (ROE)	2.45%	7.33%	7.31%	8.01%	5.31%
Net interest margin (1)	3.17%	3.28%	3.24%	3.40%	3.31%
Yield on average earning assets	3.52%	3.63%	3.59%	3.77%	3.72%
Yield on securities	2.83%	2.86%	2.77%	2.98%	2.87%
Yield on loans	4.01%	4.20%	4.20%	4.45%	4.42%
Cost of funds	0.37%	0.37%	0.38%	0.39%	0.43%
Efficiency ratio (5)	67.21%	73.30%	74.88%	68.35%	77.53%
PER SHARE DATA
Dividends	$0.13	$0.13	$0.10	$0.10	$0.10
Book value	17.44	17.65	17.42	17.51	17.11
Tangible book value (4)	16.93	17.13	16.90	16.99	16.58
SHARE PRICE DATA
Closing price	$18.48	$17.61	$18.00	$18.30	$18.01
Diluted earnings multiple (2)	16.95	13.76	14.06	13.45	16.99
Book value multiple (3)	1.06	1.00	1.03	1.04	1.05
COMMON STOCK DATA
Outstanding shares at end of period	7,085,217	7,162,716	7,163,255	7,127,105	7,131,643
Weighted average shares O/S , basic - QTD	7,152,844	7,162,930	7,145,929	7,127,910	7,127,164
Weighted average shares O/S, diluted - QTD	7,171,498	7,181,183	7,167,165	7,148,702	7,146,140
Dividend payout ratio	118.18%	40.63%	31.25%	29.41%	43.48%
CAPITAL RATIOS
Capital to assets - common shareholders	9.54%	10.02%	10.05%	9.86%	9.98%
Leverage ratio	9.59%	9.84%	9.85%	9.76%	9.90%
Common equity tier 1 ratio	15.61%	16.31%	16.35%	16.49%	N/A
Tier 1 risk based capital ratio	16.27%	16.99%	17.04%	17.20%	15.70%
Total risk based capital ratio	17.52%	18.25%	18.28%	18.45%	16.95%
CREDIT QUALITY
Net charge-offs (recoveries) to average loans	0.390%	(0.002)%	(0.04)%	0.03%	0.46%
Total nonperforming loans to total loans	2.62%	2.71%	2.63%	1.83%	1.89%
Total nonperforming assets to total assets	1.97%	2.07%	1.99%	1.46%	1.59%
Nonaccrual loans to:
Total loans	1.09%	1.13%	1.04%	1.26%	1.32%
Total assets	0.68%	0.70%	0.64%	0.76%	0.81%
Allowance for loan losses to:
Total loans	1.37%	1.46%	1.54%	1.58%	1.56%
Nonperforming assets	43.30%	43.73%	48.03%	65.23%	60.59%
Nonaccrual loans	125.75%	129.15%	148.53%	124.92%	118.52%
NONPERFORMING ASSETS
Loans delinquent 90+ days and still accruing	$278	$224	$173	$74	$30
Nonaccrual loans	8,784	8,827	8,008	9,625	9,944
Restructured loans (not in nonaccrual)	12,058	12,106	12,138	4,262	4,295
Other real estate owned	3,345	3,871	3,402	3,402	4,051
Repossessed assets	1,043	1,044	1,044	1,070	1,132
Total nonperforming assets	$25,508	$26,072	$24,765	$18,433	$19,452

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded. Because the Company earns non taxable interest income due to the mix in its investment and loan portfolios, net interest income for the ratio is calculated on a tax equivalent basis as described above. This calculation excludes net securities gains and losses.

(2)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(3)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(4)
Tangible book value is not a measurement under accounting principles generally accepted in the United States. It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(5)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES Average Balances, Income and Expenses, Yields and Rates (Unaudited)
	Three months ended December 31,
	2015			2014
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$332,163	$2,061	2.46%	$292,726	$1,792	2.43%
Tax-exempt (1)	51,884	681	5.21%	54,275	729	5.32%
Total securities	$384,047	$2,742	2.83%	$347,001	$2,521	2.88%
Loans:
Taxable	$791,590	$7,989	4.00%	$733,090	$8,171	4.42%
Tax-exempt (1)	578	8	5.49%	617	8	5.14%
Total loans (3)	$792,168	$7,997	4.01%	$733,707	$8,179	4.42%
Interest on deposits with other banks and federal funds sold	38,348	22	0.23%	63,905	38	0.24%
Total earning assets	$1,214,563	$10,761	3.52%	$1,144,613	$10,738	3.72%
Less: allowance for loan losses	(11,733)			(11,482)
Total nonearning assets	79,695			76,475
Total assets	$1,282,525			$1,209,606
Liabilities:
Interest-bearing deposits:
Checking	$345,525	$177	0.20%	$332,419	$163	0.19%
Regular savings	125,947	59	0.19%	113,316	53	0.19%
Money market savings	78,918	40	0.20%	71,222	34	0.19%
Time deposits:
$100,000 and over	144,440	320	0.88%	128,478	294	0.91%
Under $100,000	102,586	286	1.11%	123,814	389	1.25%
Total interest-bearing deposits	$797,416	$882	0.44%	$769,249	$933	0.48%
Securities sold under agreements to repurchase	28,663	—	—%	37,541	79	0.83%
FHLB borrowings and other debt	66,677	174	1.03%	50,372	160	1.26%
Total interest-bearing liabilities	$892,756	$1,056	0.47%	$857,162	$1,172	0.54%
Non-interest bearing liabilities:
Demand deposits	248,536			216,402
Other liabilities	15,016			14,359
Total liabilities	$1,156,308			$1,087,923
Non-controlling interest	—			—
Shareholders' equity	126,217			121,683
Total liabilities and shareholders' equity	$1,282,525			$1,209,606
Net interest income		$9,705			$9,566
Interest rate spread			3.05%			3.18%
Cost of Funds			0.37%			0.43%
Interest expense as a percent of average earning assets			0.34%			0.41%
Net interest margin			3.17%			3.31%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 365 day year.

(3)	Total average loans include loans on non-accrual status.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES Average Balances, Income and Expenses, Yields and Rates (Unaudited)
	Year ended December 31,
	2015			2014
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$319,705	$7,893	2.47%	$282,198	$7,193	2.55%
Tax-exempt (1)	51,732	2,732	5.28%	56,729	3,238	5.71%
Total securities	$371,437	$10,625	2.86%	$338,927	$10,431	3.08%
Loans:
Taxable	$771,207	$32,457	4.21%	$741,028	$33,810	4.56%
Tax-exempt (1)	609	33	5.42%	643	34	5.29%
Total loans (3)	$771,816	$32,490	4.21%	$741,671	$33,844	4.56%
Interest on deposits with other banks and federal funds sold	49,201	106	0.22%	71,275	162	0.23%
Total earning assets	$1,192,454	$43,221	3.62%	$1,151,873	$44,437	3.86%
Less: allowance for loan losses	(11,853)			(12,241)
Total nonearning assets	77,456			77,834
Total assets	$1,258,057			$1,217,466
Liabilities:
Interest-bearing deposits:
Checking	$343,026	$693	0.20%	$339,996	$651	0.19%
Regular savings	119,989	223	0.19%	113,363	212	0.19%
Money market savings	70,239	136	0.19%	73,232	139	0.19%
Time deposits:
$100,000 and over	138,860	1,220	0.88%	125,904	1,232	0.98%
Under $100,000	106,023	1,190	1.12%	129,021	1,655	1.28%
Total interest-bearing deposits	$778,137	$3,462	0.44%	$781,516	$3,889	0.50%
Securities sold under agreements to repurchase	30,095	64	0.21%	36,899	318	0.86%
FHLB borrowings and other debt	68,977	681	0.99%	70,141	1,036	1.48%
Federal funds purchased	1	—	—%	1	—	—%
Total interest-bearing liabilities	$877,210	$4,207	0.48%	$888,557	$5,243	0.59%
Non-interest bearing liabilities:
Demand deposits	241,996			199,273
Other liabilities	13,602			11,059
Total liabilities	$1,132,808			$1,098,889
Non-controlling interest	—			—
Shareholders' equity	125,249			118,577
Total liabilities and shareholders' equity	$1,258,057			$1,217,466
Net interest income		$39,014			$39,194
Interest rate spread			3.14%			3.27%
Cost of Funds			0.38%			0.48%
Interest expense as a percent of average earning assets			0.35%			0.46%
Net interest margin			3.27%			3.40%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 365 day year.

(3)	Total average loans include loans on non-accrual status.